Exhibit 99.1
Daktronics, Inc. Announces 2024 Fiscal Second Quarter Results
Andrew Siegel Appointed New Lead Independent Director

Brookings, S.D., December 5, 2023 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported results for its fiscal 2024 second quarter which ended October 28, 2023.

Q2 FY2024 financial highlights:
•Sales of $199.4 million, a 6.4 percent increase from the second quarter of fiscal 2023
•Gross profit as a percentage of net sales of 27.2 percent as compared to 16.9 percent in the second quarter of fiscal 2023
•Operating income of $19.4 million as compared to $1.5 million in the second quarter of fiscal 2023
•Product order backlog was $306.9 million(1) at October 28, 2023 compared to $400.7 million at the end of the fourth quarter of fiscal 2023 and $463.1 million in the year-earlier period.

"Our second quarter performance reflect strong gross profit margin expansion and cash flow generation, contributing to a record first half year of financial results. I attribute our success to our teams strong execution across all business areas and pricing strategies that we undertook over the past several quarters. In addition, our backlog reduction reflects our efforts to reduce lead times and the more stable operating environment, allowing more consistent output," stated Reece Kurtenbach, Daktronics' Chairman, President and Chief Executive Officer."
Andrew Siegel Appointed New Lead Independent Director
Daktronics, Inc. also announced the appointment of Andrew Siegel as Lead Independent Director, succeeding Kevin McDermott who has served as Lead Director since June 2020.

“Kevin provided outstanding leadership to the Board as our Lead Independent Director during a challenging time, including the pandemic business climate, post-pandemic supply-chain crisis, and our recent successful financing," Kurtenbach said. "We thank Kevin for his significant leadership and commitment to Daktronics. We appreciate that his contributions will continue as Chair of the Audit Committee.”

Andrew Siegel joined the Board in July 2022 part of the Company’s ongoing Board refreshment process. He currently manages Prairieland Holdco LLC, which entered into a Cooperation Agreement with the Company at that time, and co-manages, with Lawrence B. Benenson, TLI Bedrock, LLC, a private multi-strategy investment firm.

Mr. Siegel commented, “As an investment firm we were drawn to Daktronics because of its values and culture, its leadership position in its industry, and the exciting prospects as technology continues to enable new applications and markets for the Company’s products, systems and services. As a member of the Board, I am thrilled to have supported the Company’s achievements over the past several quarters, and look forward to working diligently with my fellow directors toward Daktronics strategic vision of profitable growth.”

Second Quarter Income Statement Highlights
Orders for the second quarter of fiscal 2024 were similar to the second quarter of fiscal 2023 though the order volume from our business units differed from that of the year earlier period. Higher orders from customers in the International and
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

Transportation business units offset decreases in the Spectacular and Out-of-Home markets in our Commercial business unit.
Net sales for the second quarter of fiscal 2024 increased by 6.4 percent as compared to the second quarter of fiscal 2023. Sales growth was driven by fulfilling orders in backlog, especially in the High School Park and Recreation, Commercial, and Transportation business units. The increase is attributable to a stable operating environment, increased manufacturing capacity and realization of price increases.
Gross profit as a percentage of net sales increased to 27.2 percent for the second quarter of fiscal 2024 as compared to 16.9 percent a year earlier. The gross profit improvement is due to strategic pricing, our ability to efficiently generate more sales volume over our cost structure and due to the more stable operating environment.
Operating expenses increased 15.2 percent to $34.8 million in the second quarter of fiscal 2024 as compared to $30.2 million for the second quarter of fiscal 2023. This increase primarily attributable to increases in employee compensation and benefits.
Operating income percent for the second quarter of fiscal 2024 was 9.7 percent, compared to 0.8 percent for the second quarter of fiscal 2023 due to the combined factors discussed above.
The increase in interest (expense) income, net for the second quarter of fiscal 2024 compared to the same period one year ago was primarily due to the closing in May 2023 on the financing transactions at higher values and interest rates than were in effect under our previous line of credit during the 2023 second quarter.
For the three months ended October 28, 2023, we recorded a $10.7 million expense for the non-cash change in fair value of the convertible note payable which is accounted for under the fair value option.
The effective tax rate of 64.8 percent resulted in $4.0 million of income tax expense for the second quarter of fiscal 2024. Income before tax includes the impacts of the change in the convertible note fair value; however, these changes are not deductible resulting in the high effective tax rate. The $14.0 million tax expense for the second quarter of fiscal 2023 was primarily a result of a $13.0 million valuation allowance recorded against our net deferred tax assets. Absent any major tax changes, we expect our full year effective tax rate to be in the mid-twenties before the impacts of fair value accounting for the convertible note.
Balance Sheet and Cash Flow
At the end of the fiscal 2024 second quarter, our working capital ratio was 2.0 to 1. Inventory levels dropped slightly since the end of the fiscal year ended April 29, 2023. Our focus remains on managing working capital through expected growth of the company. Cash, restricted cash and marketable securities totaled $73.5 million, and $56.6 million of long-term debt was outstanding. The long-term debt includes the face value of the debt of $39.6 million, $17.9 million adjustment to fair value, and $0.9 million of debt issuance costs, net. Restricted cash consists of cash and cash equivalents held in bank deposit accounts to secure issuances of foreign bank guarantees and letters of credit outstanding under a previous credit agreement. There were no draw-downs on our line of credit during the first six months of fiscal 2024. In the first six months of fiscal 2024, we generated $44.3 million from operations and used $9.2 million for purchases of property and equipment.

Fiscal Year 2024 and Beyond Priorities and Strategies
Kurtenbach added, “As we look ahead, we expect growth in the global use of sophisticated audio-visual communication systems in both traditional and in new applications. Our attention remains focused on our multi-year journey to capture the market's expected growth and broaden our leading market position by offering best in class technology, capabilities and services to both our traditional customer base as well as new and adjacent markets."

Looking forward, our focus is to:

•Grow our business profitably while generating cash through working capital management, strategic pricing adjustments, product mix enhancements and careful expense management
•Improve operational efficiency to lower costs, reduce lead times and improve the customer experience
•Develop additional markets for new customers and channels while continuing to grow in the markets where the company been a leader to date
•Implement robust integrated business planning systems to generate data-based insights for improved decision making
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

•Investing in high-return projects and technologies, including digital technologies for both internal and customer facing uses
•Monitor and then adjust as necessary to the ever-evolving geopolitical and global economic environment to maintain profitability and cash generation

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2023 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --
For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net sales	$199,369	$187,439	$431,900	$359,359
Cost of sales	145,170	155,735	306,554	301,861
Gross profit	54,199	31,704	125,346	57,498

Operating expenses:
Selling	14,653	14,525	27,582	28,958
General and administrative	10,889	8,687	20,488	18,128
Product design and development	9,221	6,966	17,624	14,405
	34,763	30,178	65,694	61,491
Operating income (loss)	19,436	1,526	59,652	(3,993)

Nonoperating (expense) income:
Interest (expense) income, net	(1,326)	(263)	(2,207)	(323)
Change in fair value of convertible note	(10,650)	—	(17,910)	—
Other expense and debt issuance costs write-off, net	(1,303)	(208)	(5,282)	(955)

Income (loss) before income taxes	6,157	1,055	34,253	(5,271)
Income tax expense	3,992	14,039	12,892	13,039
Net income (loss)	$2,165	$(12,984)	$21,361	$(18,310)

Weighted average shares outstanding:
Basic	46,030	45,317	45,838	45,258
Diluted	46,705	45,317	46,454	45,258

Earnings (loss) per share:
Basic	$0.05	$(0.29)	$0.47	$(0.40)
Diluted	$0.05	$(0.29)	$0.46	$(0.40)

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 28, 2023	April 29, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$64,740	$23,982
Restricted cash	8,246	708
Marketable securities	546	534
Accounts receivable, net	115,052	109,979
Inventories	141,646	149,448
Contract assets	45,210	46,789
Current maturities of long-term receivables	766	1,215
Prepaid expenses and other current assets	10,137	9,676
Income tax receivables	—	326
Total current assets	386,343	342,657

Property and equipment, net	72,619	72,147
Long-term receivables, less current maturities	151	264
Goodwill	3,198	3,239
Intangibles, net	970	1,136
Debt issuance costs, net	3,150	3,866
Investment in affiliates and other assets	27,705	27,928
Deferred income taxes	16,812	16,867
TOTAL ASSETS	$510,948	$468,104

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	October 28, 2023	April 29, 2023
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$—
Accounts payable	53,645	67,522
Contract liabilities	78,293	91,549
Accrued expenses	39,773	36,005
Warranty obligations	13,378	12,228
Income taxes payable	3,347	2,859
Total current liabilities	189,936	210,163

Long-term warranty obligations	21,435	20,313
Long-term contract liabilities	15,390	13,096
Other long-term obligations	5,686	5,709
Long-term debt, net	55,087	17,750
Deferred income taxes	193	195
Total long-term liabilities	97,791	57,063

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50,000 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000,000 shares; 46,022,885 and 45,488,595 shares issued at October 28, 2023 and April 29, 2023, respectively	64,643	63,023
Additional paid-in capital	51,047	50,259
Retained earnings	124,771	103,410
Treasury Stock, at cost, 1,907,445 shares at October 28, 2023 and April 29, 2023, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(6,955)	(5,529)
TOTAL SHAREHOLDERS' EQUITY	223,221	200,878
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$510,948	$468,104

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 28, 2023	October 29, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$21,361	$(18,310)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,494	8,225
Loss (gain) on sale of property, equipment and other assets	101	(412)
Share-based compensation	1,091	985
Equity in loss of affiliates	1,461	1,701
Provision for doubtful accounts, net	240	573
Deferred income taxes, net	20	13,037
Non-cash impairment charges	654	—
Change in fair value of convertible note	17,910	—
Debt issuance costs write-off	3,353	—
Change in operating assets and liabilities	(11,374)	(27,737)
Net cash provided by (used in) operating activities	44,311	(21,938)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,226)	(16,237)
Proceeds from sales of property, equipment and other assets	52	432
Proceeds from sales or maturities of marketable securities	—	3,495
Purchases of equity and loans to equity investees	(2,899)	(2,882)
Net cash used in investing activities	(12,073)	(15,192)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	40,000	190,608
Payments on notes payable	(18,125)	(164,190)
Principal payments on long-term obligations	(204)	—
Debt issuance costs	(6,454)	—
Proceeds from exercise of stock options	1,005	—
Tax payments related to RSU issuances	(303)	(140)
Net cash provided by financing activities	15,919	26,278

EFFECT OF EXCHANGE RATE CHANGES ON CASH	139	(13)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	48,296	(10,865)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	24,690	18,008
End of period	$72,986	$7,143

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Six Months Ended
(in thousands)	October 28, 2023	October 29, 2022	Dollar Change	Percent Change	October 28, 2023	October 29, 2022	Dollar Change	Percent Change
Net Sales:
Commercial	$42,453	$37,047	$5,406	14.6%	$89,336	$77,165	$12,171	15.8%
Live Events	68,210	69,239	(1,029)	(1.5)	160,209	125,622	34,587	27.5
High School Park and Recreation	48,942	42,006	6,936	16.5	105,176	77,815	27,361	35.2
Transportation	20,243	16,679	3,564	21.4	41,612	36,219	5,393	14.9
International	19,521	22,468	(2,947)	(13.1)	35,567	42,538	(6,971)	(16.4)
	$199,369	$187,439	$11,930	6.4%	$431,900	$359,359	$72,541	20.2%
Orders: (1)
Commercial	$34,209	$42,711	$(8,502)	(19.9)%	$66,643	$90,389	$(23,746)	(26.3)%
Live Events	79,016	80,999	(1,983)	(2.4)	131,219	132,752	(1,533)	(1.2)
High School Park and Recreation	32,800	31,898	902	2.8	68,539	69,477	(938)	(1.4)
Transportation	21,500	16,583	4,917	29.7	40,485	32,287	8,198	25.4
International	16,168	10,616	5,552	52.3	35,437	28,125	7,312	26.0
	$183,693	$182,807	$886	0.5%	$342,323	$353,030	$(10,707)	(3.0)%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Six Months Ended
	October 28, 2023	October 29, 2022
Net cash provided by (used in) operating activities	$44,311	$(21,938)
Purchases of property and equipment	(9,226)	(16,237)
Proceeds from sales of property and equipment	52	432
Free cash flow	$35,137	$(37,743)
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Net Income (loss)*
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net income (loss)	$2,165	$(12,984)	$21,361	$(18,310)
Change in fair value of convertible note	10,650	—	17,910	—
Debt issuance costs expensed due to fair value of convertible note, net of taxes	—	—	2,092	—
Adjusted net income (loss)	$12,815	$(12,984)	$41,363	$(18,310)

*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurements provides investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt
(in thousands)
(unaudited)
Long-term debt consists of the following:

	October 28, 2023	April 29, 2023
Prior line of credit	$—	$17,750
Mortgage	14,625	—
Convertible note	25,000	—
Long-term debt, gross	39,625	17,750
Debt issuance costs, net	(948)	—
Change in fair value of convertible note	17,910	—
Current portion	(1,500)	—
Long-term debt, net	$55,087	$17,750